Exhibit 99.1
Perma-Fix Announces Financial Results and Provides Business Update
for the First Quarter of 2013

Schedules Conference Call for 2:30 PM Eastern Time

ATLANTA – May 10, 2013 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the first quarter ended March 31, 2013.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “We continue to see weakness in both our operating segments as a result of delayed and redirected government spending; however, we are beginning to see signs of improvement including some initial small contracts we have been recently awarded.  We remain optimistic the market will improve as the year progresses and that in 2013 we will achieve improved operating results and cash flow compared to last year.  In February we reduced overhead and SG&A by over $4.3 million on an annualized basis and expect these additional savings to be reflected in our results beginning in the second quarter.  Meanwhile, we continue to build our sales pipeline, and believe we are well positioned as the market begins to improve.”

“We are aggressively pursuing a number of significant opportunities treating more complex and higher activity waste streams, including solutions we developed to address tank waste at the Hanford, Washington site. We have treatment technologies and permitted facilities in place that could be utilized to rapidly and effectively address problematic waste streams such as these, which have become a very high priority for the DOE. In addition to our government business, we are also focused on expanding our commercial and international business.”

Financial Results

Revenue for the first quarter of 2013 was $19.8 million versus $37.9 million for the same period last year. Revenue for the Treatment Segment decreased to $7.3 million from $12.8 million for the same period in 2012. Revenue from the Services Segment was $12.5 million versus $25.1 million for the same period in 2012.

Gross profit for the first quarter of 2013 was $537,000 versus $4.4 million for the first quarter of 2012 primarily due to lower revenue and revenue mix.  Gross margin decreased to 2.7% from 11.5% for the same period last year primarily due to lower revenue and the impact of fixed costs on our cost of goods sold.

Operating loss for the first quarter of 2013 was $4.2 million versus operating loss of $1.0 million for the first quarter of 2012.  Net loss attributable to common stockholders for the first quarter of 2013 was $2.9 million, or ($0.05) per share, versus net loss of $1.0 million or ($0.02) per share, for the same period in 2012.

The Company recorded an Adjusted EBITDA loss of $2.4 million from continuing operations during the quarter ended March 31, 2013, as compared to Adjusted EBITDA of $1.3 million for the same period of 2012. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurement of EBITDA may not be comparable to similarly titled measures reported by other companies.  Due to the unique accounting for the recognition of fair market value of percentage of completion contracts resulting from the acquisition of SEC, the Company recognizes that EBITDA is an “Adjusted EBITDA” and understands these differences when measuring performance.  The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to loss from continuing operations for the three months ended March 31, 2013 and 2012.

	Quarter Ended
	March 31,
(In thousands)	2013	2012
Loss from continuing operations	$(2,888)	$(807)

Adjustments:
Depreciation & amortization	1,287	1,392
Interest income	(9)	(15)
Interest expense	145	221
Interest expense - financing fees	23	34
Income tax benefit	(1,429)	(455)

EBITDA	$(2,871)	$370

Costs in excess of revenue and amortization of acquired contracts	436	883

Adjusted EBITDA	$(2,435)	$1,253

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	March 31, 2013		March 31, 2012
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$7,341	$12,488	$12,842	$25,094
Gross (loss) profit	(145)	682	2,721	1,648
Segment (loss) profit	(888)	(200)	1,093	105

Conference Call

Perma-Fix will host a conference call at 2:30 p.m. ET today, Friday, May 10, 2013.  The call will be available on the Company’s website at www.perma-fix.com, or by calling 877-407-0778 for U.S. callers, or 201-689-8565 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight Friday, May 17, 2013, and can be accessed by calling: 877-660-6853  (U.S. callers) or 201-612-7415 (international callers) and entering conference ID: 414181.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services.  The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients.  The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.  Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to: the market will improve; in 2013 we will achieve improved operating results and cash flow; and expect these additional savings to be reflected in our results beginning in second quarter. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2012 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
 (212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(Amounts in Thousands, Except for Per Share Amounts)	2013	2012

Net revenues	$19,829	$37,936
Cost of goods sold	19,292	33,567
Gross profit	537	4,369

Selling, general and administrative expenses	4,186	5,038
Research and development	499	353
Loss on disposal of property and equipment	2	―
Loss from operations	(4,150)	(1,022)

Other income (expense):
Interest income	9	15
Interest expense	(145)	(221)
Interest expense-financing fees	(23)	(34)
Other	(8)	―
Loss from continuing operations before taxes	(4,317)	(1,262)
Income tax benefit	(1,429)	(455)
Loss from continuing operations, net of taxes	(2,888)	(807)

Loss from discontinued operations, net of taxes	(27)	(138)
Net loss	(2,915)	(945)

Net (loss) income attributable to noncontrolling interest	(3)	56

Net loss attributable to Perma-Fix Environmental Services, Inc.common stockholders	$(2,912)	$(1,001)

Net loss per common share attributable to Pema-Fix Environmental Services, Inc. stockholders - basic:

Continuing operations	$(.05)	$(.02)
Discontinued operations	―	―
Net loss per common share	$(.05)	$(.02)

Net loss per common share attributable to Pema-Fix Environmental Services, Inc. stockholders - diluted:

Continuing operations	$(.05)	$(.02)
Discontinued operations	―	―
Net loss per common share	$(.05)	$(.02)

Number of common shares used in computing net loss per share:
Basic	56,272	56,062
Diluted	56,272	56,062

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	March 31,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2013	2012

ASSETS
Current assets:
Cash and equivalents	$2,286	$4,403
Account receivable, net of allowance for doubtful accounts of $2,207 and $2,507	10,600	11,395
Unbilled receivables	6,118	8,530
Other current assets	3,829	4,067
Deferred tax assets - current	2,999	1,553

Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $25 and $45	600	499
Total current assets	26,432	30,447

Net property and equipment	34,304	35,314
Property and equipment of discontinued operations, net of accumulated depreciation of $60 and $60, respectively	1,616	1,614
Deferred tax asset, net of liabilities	1,103	1,103
Intangibles and other assets	72,310	72,553
Total assets	$135,765	$141,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$22,752	$25,628
Current liabilities related to discontinued operations	1,724	1,512
Total current liabilities	24,476	27,140

Long-term liabilities	23,857	23,425
Long-term liabilities related to discontinued operations	1,612	1,829
Total liabilities	49,945	52,394
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized,no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 56,310,859 and 56,238,525 shares issued, respectively; 56,272,649 and 56,200,315outstanding, respectively	56	56
Additional paid-in capital	102,919	102,819
Accumulated deficit	(18,917)	(16,005)
Accumulated other comprehensive loss	(4)	(2)
Less Common Stock in treasury at cost: 38,210 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	83,966	86,780
Non-controlling interest	569	572
Total stockholders' equity	84,535	87,352

Total liabilities and stockholders' equity	$135,765	$141,031